EXHIBIT 99.1

Nemus Bioscience Announces Closing of Convertible Bridge Loan and Anticipated Equity Financing

Costa Mesa, Calif. (December 29, 2017) - NEMUS Bioscience, Inc. (OTCQB: NMUS, “Nemus”) today announced that it entered into agreements with Emerald Health Sciences Inc. (“Emerald”), including a binding term sheet, Secured Promissory Note for a convertible loan (the “Bridge Loan”) and a Security Agreement. The Bridge Loan provides for aggregate gross proceeds to Nemus of up to $900,000 and is secured by all of Nemus’ assets. Nemus received proceeds of $500,000 on December 28, 2017 and the agreements provide for the funding of the remaining $400,000 on January 16, 2018, subject to the conditions described herein below. Unless earlier converted into shares of Nemus common stock, the Bridge Loan bears interest at 12% per annum and matures on June 30, 2018. The initial conversion price is $0.10 per share of Nemus common stock. Nemus intends to use the net proceeds for general corporate purposes, including, without limitation, to pay down certain existing obligations as specified under the Secured Promissory Note and other working capital items.

In connection with the Bridge Loan, Nemus executed the binding term sheet with Emerald and certain holders of Nemus’ preferred stock (“Certain Preferred Stockholders”) that contemplates certain stock purchase agreements under which Emerald would acquire the outstanding preferred stock of Nemus of Certain Preferred Stockholders and Emerald would commit to purchase or facilitate the purchase from Nemus of not less than $2,500,000 of shares of Nemus common stock at $0.10 per share, plus warrants exercisable at $0.10 per share of Nemus common stock (together, a “Unit”) . Upon the closing of such private placement, any amounts outstanding under the Bridge Loan would automatically convert to Nemus common stock, and together with the closing of the preferred stock acquisition, Emerald would own a majority of the equity interest in Nemus. Simultaneously with such closings the current members of the Board of Directors of Nemus (the “Board”) would appoint Emerald nominees to the Board and all of the current members of the Board except for Dr. Brian Murphy would subsequently tender their resignation. The closing of the private placement is conditioned on the conversion of all remaining preferred stock of Nemus and satisfactory completion of scientific and operational due diligence. If Nemus does not receive all of the conversion notices or if Emerald does not purchase all the preferred stock of the Certain Preferred Stockholders by January 15, 2018, does not close the private placement by February 28, 2018 or elects not to proceed with the private placement in its discretion, Emerald has no obligation to make available any amounts then remaining unfunded under the Bridge Loan.

If Nemus is successful in consummating all of the transactions described above, it plans to utilize the capital raised for satisfying outstanding financial obligations and working capital, and in addition, Nemus plans to explore potential strategic opportunities which could possibly include a recapitalization plan and the potential uplisting of its shares onto a major stock exchange.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any securities that may be offered in the United States will be offered only to accredited investors pursuant to Regulation D of the Securities Act.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding financing plans, our expectations regarding the use of proceeds from the financing, the closing of the Bridge Loan and private placement under the agreements described above, the benefits of the same and future recapitalization plans. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “contemplates,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. The contemplated private placement described above is in the discretion of Emerald, and there are no assurances that such private placement will occur. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Nemus may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Nemus’ most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Nemus disclaims any intent or obligation to update these forward-looking statements.

ABOUT NEMUS BIOSCIENCE, INC.

Nemus is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabinoid-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, Nemus is working to develop novel ways to deliver cannabinoid-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. Nemus’ strategy will explore the use of natural and synthetic compounds, alone or in combination. Nemus is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development.

For more information, visit http://www.nemusbioscience.com.

ABOUT EMERALD HEALTH SCIENCES INC.

Emerald manufactures cannabinoid pharmaceutical drugs for treating diseases. Emerald was formerly known as Medna Biosciences Inc., and is based in Canada.

CONTACTS:

NEMUS Investor Relations

PCG Advisory Group

Adam Holdsworth

Email: adamh@pcgadvisory.com Phone: 646-862-4607